Exhibit 5.1

Writer’s Direct Number	Writer’s E-mail Address

November 17, 2010

Aeroflex Holding Corp.

35 South Service Road

P.O. Box 6022

Plainview, NY 11803

Dear Sirs:

We have acted as special counsel to Aeroflex Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 19,837,500 shares of the Company’s common stock, par value $0.01 per share, for sale by the Company (the “Shares”), 2,587,500 of which are subject to an overallotment option granted by the Company to the underwriters. The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such other agreements, certificates and documents of public officials, officers and other representatives of the Company as we have deemed necessary as a basis for our opinions set forth below.

As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the Shares have been issued, delivered and paid for in the manner contemplated by the Registration Statement, as finally amended (including all necessary post-effective amendments) and/or the applicable prospectus and prospectus supplement(s), the Shares will be validly issued, fully paid and non-assessable, provided that the consideration therefor is not less than the par value thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of Common Stock” in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP